Exhibit 10.2

September 23, 2005

Mr. Joseph L. Cowan

5212 Legends Drive

Braselton, GA  30517

Dear Joe,

By this letter (the “Amendment”), Manugistics Group, Inc.  (the “Company”) seeks to revise that certain Manugistics Group, Inc. Employment Agreement, dated July 21, 2004, between the Company and you (the “Employment Agreement”) to provide you an enhanced severance package if, within one year following a Change in Control, (i) your employment is terminated by the Company for reasons other than Cause or (ii) you resign your employment for Good Reason.  While the provisions of this Amendment will not affect the other terms and conditions of the Employment Agreement besides your severance benefits, if you accept the terms of the Amendment, it will provide you with severance compensation and benefits to which you would not otherwise be entitled.  The terms of the Amendment are set forth below, and any undefined terms shall have the meaning ascribed to them in the Employment Agreement.  If you agree to accept the terms of the Amendment, please sign, date this letter and return it to the Human Resources Department.

The subsection titled “Severance” in the section titled “Termination” of the Employment Agreement shall be amended as follows: if, within one year following a Change in Control, the Company terminates your employment without Cause, or you resign for Good Reason, the Company will pay you severance equal to your current Salary in accordance with the Company’s regular payroll practices, and benefits to the extent you are eligible to receive such benefits under the terms of those plans following termination of employment, for a two year period commencing on your termination date (the “Severance Period”).  You will not be eligible for any other severance payments under this or any other employment agreement or other benefit plan or arrangement, provided, however, that (i) any unvested portions of the Initial Grants and Initial Options you have received will immediately vest upon the termination of your employment in accordance with the second paragraph of the subsection titled “Equity Award”, in the section titled “Compensation”, and all other options or restricted stock that you hold will continue to vest or be exercisable in accordance with their terms, the terms of the plan and the terms of the Employment Agreement and (ii) the Company will pay any premiums for your continued coverage under post-employment health coverage for the shorter of the Severance Period or the period for which you are eligible for and do elect continuation coverage from the Company under COBRA.  You will not earn any commission compensation or bonuses during this Severance Period.  With respect to (i), above, it is the intention of the Company to not change the acceleration of vesting of the Initial Grants and Initial Options upon a termination of your employment following a Change in Control, but rather to provide for the continued vesting of other options or restricted stock that you hold on the date of your termination of employment, which is not currently provided for in the Employment Agreement.

The Company will continue to make all payments required under the Employment Agreement, as amended by the Amendment, regardless of any alternative employment you obtain after your Company employment ends, provided the alternative employment does not violate the Termination Agreement discussed below.

To receive the benefits described in the Employment Agreement and the Amendment, you will be required to execute a Termination Agreement, which will include a non-compete and non-solicitation agreement and a full release of claims.  In addition, you agree that the Amendment shall be construed to avoid any adverse tax consequences to you under Internal Revenue Code Section 409A and that the Company may amend this Amendment from time to time as may be necessary to that end, which could include, for example, delaying the commencement of payments until six months after your termination.

Please signify your acceptance of the Amendment by signing this letter.

/s/ Joseph L. Cowan	09/23/2005
Joseph L. Cowan	Date

/s/ Raghavan Rajaji	09/23/2005
Manugistics Group, Inc.	Date

Exhibit B

Definitions

A Change in Control for this purpose means the occurrence of any one or more of the following events:

(i) sale of all or substantially all of the assets of Manugistics Group, Inc. (the “Company”) to one or more individuals, entities, or groups acting together;

(ii) complete or substantially complete dissolution or liquidation of the Company;

(iii) a person, entity, or group acquires or attains ownership of more than 50% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board of Directors (the “Board”) (“Company Voting Securities”);

(iv) completion of a merger, consolidation, or reorganization of the Company with or into any other entity unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, retain control because they hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent;

(v) the individuals who constitute the Board immediately before a proxy contest cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied) immediately following the proxy contest; or

(vi) during any two year period, the individuals who constitute the Board at the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied), provided that any individuals that a majority of Incumbent Directors approve for service on the Board are treated as Incumbent Directors.

The Board or the Compensation Committee will have the same authority to determine the existence of a Change in Control under this definition as it has under the Amended and Restated 1998 Stock Option Plan (the “1998 Plan”).  In addition, if the 1998 Plan would cause a grant of options or stock to terminate or be converted under its terms and under the authority of the Board or the Compensation Committee, the 1998 Plan will control.

Cause means [the individuals]:

(i) commit a material breach of [their] obligations or agreements with respect to the Company;

(ii) commit an act of fraud, material dishonesty, or gross negligence with respect to the Company or otherwise act with willful disregard for the Company’s best interests;

(iii) fail or refuse to perform any duties delegated to [them] that are consistent with the duties of similarly-situated executives or are otherwise required;

(iv) seize a corporate opportunity for [themselves] instead of offering such opportunity to the Company if it is within the scope of the Company’s or its subsidiaries’ or parent’s business; or

(v) are convicted of or plead guilty or no contest to a felony (or to a felony charge reduced to misdemeanor), or, with respect to [their] employment, to any misdemeanor (other than a traffic violation) or, with respect to [their] employment, knowingly violate any federal or state securities or tax laws.

Good Reason means:

(i) the Company reduces [the individual’s] base salary without [the individual’s] consent; or

(ii) the Company assigns [the individual] duties materially inconsistent with, or substantially diminishes, [the individual’s] status or responsibilities without [the individual’s] consent.